Exhibit 10.10

UOB 大华银行

**Hire Purchase Agreement No :** 8018109255 **Date :** 16/07/21

RECEIVED 27 JUL 2021 BY:

THIS HIRE PURCHASE AGREEMENT is made between United Overseas Bank Limited, Co. Reg. No 193500026Z whose registered office is at 80 Raffles Place UOB Plaza, Singapore 048624 ("*the Owner*") and

PREMIUM CATERING PRIVATE LTD
of 6 WOODLANDS WALK
SINGAPORE 738398

ID/Registration No: 201207882E ("*the Hirer*")

The Owner will let and the Hirer will take on hire the Goods described in the Schedule hereto ("the Goods") upon the terms and conditions set out below and contained in the Owner's Standard Terms and Conditions for Hire Purchase Agreements applicable both to Hire Purchase Agreements governed by the Hire Purchase Act Cap. 125 ("the Act") and Agreements not governed by the Act ("the Standard Terms").

## THE SCHEDULE

**The Goods**

Description of Goods – New or Used? NEW

TOYOTA
DYNA 3.0 AUTO

Chassis No. KDY2318048393 Year of Mfg. 2021
Engine No. 1KDB082455 Serial/Regn. No. GBL4197C

**Mode of Payment and Hire Period**

By 59 monthly instalments of $ 1,724.00 each and a final instalment of $ 1,714.25 commencing from 16th July 2021 and thereafter on the 16th day of each succeeding month.

**Price and Payments**

| | | | |
|---|---|---|---|
| a. | Cash Price + accessories | $ | 97,958.00 |
| b. | Freight | $ | .00 |
| c. | Vehicle Regn Fees (COE) (Road Tax + Regn Fee) | $ | 322.00 |
| d. | Insurance | $ | .00 |
| | Total | $ | 98,280.00 |
| e. | **Less:** Deposit | | |
| | Cash | $ | 3,780.00 |
| | Trade-in Registration No. | $ | .00 |
| | Total | $ | 3,780.00 |
| f. | Total of (a), (b), (c), (d) less (e) | $ | 94,500.00 |
| g. | Term charges at 1.890% p.a. (eff rate 3.709%) | $ | 8,930.25 |
| h. | Balance originally payable Total of (f) and (g) | $ | 103,430.25 |
| | Add: Deposit | $ | 3,780.00 |
| | **Total Amount Payable (Hire Purchase Price)** | $ | 107,210.25 |

**Prepayment**

Prepayment of the full amount may be made in accordance with Clause 7 of the Standard Terms with a rebate computed according to the "Rule of 78 Method" less 20% or such other method or percentage as the Owner may in its absolute discretion impose.

**Late Payment Interest**

Late payment interest shall be at 5% per annum above the Owner's prevailing prime lending rate, subject to a minimum of $80.00 per month. The late payment interest is subject to change at the Owner's discretion.

**DECLARATION AND ACKNOWLEDGEMENT BY HIRER**

The Hirer hereby acknowledges and confirms that:

(a) Copies of this Agreement and of the Standard Terms have been given to and interpreted and/or explained to the Hirer, who has read and understands the same and the Hirer is aware that further copies are available on request;

(b) The Goods have been examined by the Hirer and found to be in a satisfactory and proper condition and the Goods have been delivered to the Hirer in such satisfactory and proper condition;

(c) Where the Goods are stated in the Schedule to be secondhand or used, the provisions of Clause 5 of the Standard Terms in respect of the exclusion of conditions, warranties and representations as to quality, fitness, suitability or merchantability have been expressly brought to the Hirer's notice before the execution of this Agreement;

(d) The Hirer has not in any way (whether expressly or impliedly) made known to the Owner or to the Dealer or to any agent or servant of the Owner or the Dealer any particular purpose for which the Goods are required; and

(e) If this Agreement is governed by the Act, a duly completed written statement containing the information specified in the Second Schedule of the Act was given to the Hirer before this Agreement was signed.

**NOTICE TO HIRER** (Under the provisions of the Act)
See the reverse of this page.

| | | | |
|---|---|---|---|
| Hirer's Signature/Signature of Authorised Representative | Witness to Hirer's Signature | Dealer's Signature/Stamp (if applicable) | For and on behalf of United Overseas Bank Limited |
| Name: GAO LIAN[illegible] | Name: | | |
| NRIC/Passport No: S7710623B | NRIC/Passport No: | | |

[illegible]4 (R1.20)

NOTICE TO HIRER

Under the provisions of the Act

(a)	The Hirer is entitled to a copy of this Agreement and a statement of account if the Hirer makes a written request for either or both. The Hirer may not request such a copy or a statement more than once in three months. Statements will be supplied without charge. A copy of this Agreement will be sent in response to the Hirer’s first request without charge. With any second or subsequent request the Hirer must send the appropriate fee (which cannot exceed such amount as may be specified);

(b)	With the written consent of the Owner the Hirer can assign the Hirer’s rights under the hire-purchase agreement and the Owner may not unreasonably refuse its consent;

(c)	The Hirer may by notice in writing to the Owner, require the Owner to assign its right, title and interest under the agreement to another person;

(d)	The Hirer has the right to complete this Agreement at any time; and

(e)	If the Hirer is unable to pay its instalments the Hirer is entitled to return the goods to the Owner at the Hirer’s own expense, but if the Hirer does so it will be liable to pay an amount sufficient to cover the loss suffered by the Owner.

EXPLANATORY NOTE:

This Agreement will be governed by the Hire Purchase Act Cap. 125 where the goods are a motor vehicle, the value of which, (including any GST and any import and excise duty payable in respect of thereof but excluding the cost of a certificate of entitlement for the vehicle) does not exceed S$55,000.00; or where the goods are consumer goods the value of which does not exceed S$20,000.00 (including any GST). In all other cases, this Agreement will come under the Common Law.

STANDARD TERMS AND CONDITIONS FOR HIRE PURCHASE AGREEMENTS MADE BY UNITED OVERSEAS BANK LIMITED (“THE OWNER”) APPLICABLE BOTH TO HIRE PURCHASE AGREEMENTS GOVERNED BY THE HIRE PURCHASE ACT CAP. 125 (“HP ACT AGREEMENTS”) AND AGREEMENTS NOT GOVERNED BY THE SAID ACT (“COMMON LAW HP AGREEMENTS”)

HIRE PERIOD

I.	The hiring of the goods described in the Schedule (“the Schedule”) to the Hire Purchase Agreement (“the Goods”) shall commence from the Commencement Date provided in the Schedule and shall continue until it is determined as hereinafter provided.

MODE OF PAYMENT

2.1	The Hirer having prior to the execution of the Hire Purchase Agreement (“the Agreement”) paid the sum specified in the Schedule in consideration of the option to purchase thereby granted, shall so long as the hiring shall continue pay to the Owner without any prior demand at the address specified in the Schedule or at such other address as the Owner may from time to time specify in writing (“the Address”) the balance of the hire purchase price stated in the Schedule to the Agreement by monthly instalments of the principal sum plus interest as provided in Clause 4 hereof in the amounts and on the dates set out in the Schedule or, where variable interest rates apply, as specified in any written notice served by the Owner.

2.2	Where variable interest rates apply, the amount of each instalment may be calculated on an amortized basis and specified in the Schedule, with the Owner giving written notice to the Hirer of the amount of the last instalment at the relevant time. Alternatively, the Owner may serve written notice/s at the commencement of and/or during the Hire Period of the amount payable in respect of the instalments or any of them. The Owner will in any event be entitled during the Hire Period to recalculate the quantum of instalments payable on an amortized basis and serve written notice on the Hirer requiring payment in accordance with the said re-calculation.

2.3	The parties may agree to payment being made by deduction from any specified bank account maintained with the Owner. Any payments sent by post by the Hirer to the Owner shall be at the risk of the Hirer and shall only be credited to the Hirer’s account as and when received by the Owner.

TIME OF THE ESSENCE

3.	Time is of the essence for all the Hirer’s payment obligations under the Agreement and the Hirer shall be deemed to have repudiated the Agreement if any instalment or part thereof shall remain unpaid upon the expiry of the day for payment.

INTEREST

4.	Without prejudice to any other rights which the Owner may have under the Agreement:-

(a)	The Hirer shall pay interest on the outstanding principal sum at the rate specified in the Schedule or at such other rate or rates as may be determined by the Owner from time to time in its sole discretion;

(b)	The Hirer shall pay late payment interest on all overdue instalments (both before as well as after any Judgment) at the rate stated in the Schedule and Second Schedule (where applicable) or at such other rate or rates as may be determined by the Owner from time to time at its sole discretion calculated on a daily basis from the respective dates on which such instalments become due until the date of full payment thereof;

(c)	In the event the Hirer shall become liable to pay the Owner any other monies under the Agreement including but not limited to the amounts payable under Clause 12 or 13 hereof, the Hirer shall pay interest thereon (both before as well as after any Judgment) at the rate specified in the Schedule or at such other rate or rates as may be determined by the Owner from time to time at its sole discretion calculated on a daily basis from the date on which such monies are due until the date of full payment thereof;

(d)	The Owner will give notice to the Hirer in the event the Owner should decide to vary any applicable interest rate;

(e)	The Owner may exercise its discretion to vary the interest rate where there has been a conversion of the vehicle scheme applicable to the Goods.

4A. MARKET DISRUPTION

When a Market Disruption Event (as defined below) occurs, the Owner shall determine a new interest rate for the outstanding principal sum. The rate of interest chargeable shall take place on the date the Owner deems the Market Disruption Event to have occurred and the Owner may (but shall not be obliged to) notify the Hirer in advance of the rate of interest chargeable.

A “Market Disruption Event” shall be deemed to have occurred when the Owner determines that, for whatever reason, adequate and reasonable means do not exist for ascertaining or fixing the rate of interest applicable to the facilities or the Owner is unable or it is impracticable for the Owner to obtain sufficient deposits in the relevant inter-bank market to fund any part of the facilities, or the cost to the Owner of obtaining matching deposits in the relevant inter-bank market is in excess of the Owner’s cost of funding, or when any reference rate or base lending rate or rate of interest (calculated based on the formula or definition of relevant terms stated in the Schedule or any facility letter or agreement) is unavailable, zero or negative.

EXCLUSION OF CONDITIONS AND WARRANTIES

5.1	All conditions and warranties (save and except those which are implied by the Hire Purchase Act (Cap. 125) (“the Act”) and which cannot hereby be excluded by reason thereof) relating to the condition of the Goods, their merchantability, satisfactory quality, suitability or fitness for the particular or any purpose for which they are or may be required whether such conditions and warranties are express or implied and whether arising under the Agreement or under any prior agreement or otherwise are hereby expressly excluded.

5.2	The Hirer hereby acknowledges that the Hirer has been given reasonable opportunity to inspect and examine the Goods and that he has examined the Goods or a sample thereof prior to the date hereof.

5.3	The Hirer confirms that, save for any non-conformity or matter specifically drawn to the attention of the Owner in writing prior to the execution of this Agreement, the Hirer has found the Goods to be, and is satisfied that the Goods are, of merchantable and satisfactory quality, in good and proper order and suitable or fit for the purpose for which such Goods are commonly supplied, and the Hirer has relied on his own skill and judgment and has not relied on the skill or judgment of the Owner or dealer.

5.4	The Hirer has not, whether expressly or by implication, made known to the Owner or any agent or servant of the Owner or any dealer or any servant or agent of any dealer in the course of negotiations conducted by the Owner or dealer (as the case may be) before the making of this Agreement any particular purpose for which the Goods are required.

5.5	The Hirer confirms that the Hirer has not relied on and the Owner or dealer has not made any representation or warranty, whether express or implied, as to the correctness of description, satisfactory quality, merchantability, condition, state of repair and suitability/fitness for any particular purpose or use which is not reduced in writing in this Agreement or implied in law.

5.6	Where the Hirer is not a private individual (ie where the Hirer is a company, partnership, limited liability partnership, sole proprietorship business or otherwise), the Hirer confirms that he is entering into this Agreement in the course of business and is not dealing as a consumer as defined under the Unfair Contract Terms Act (Cap. 396) and the Consumer Protection (Fair Trading) Act (Cap. 52A).

5.7	Where the Hirer is a private individual and dealing as a consumer as defined under the Consumer Protection (Fair Trading) Act (Cap. 52A), the Hirer confirms that the Goods correspond with the description as set out in the Schedule at the time of delivery.

5.8	In relation to second hand or used Goods, all conditions and warranties express or implied as to their satisfactory quality, merchantability, fitness or suitability for the particular or any purpose for which they are or may be required are hereby expressly negatived. The Hirer confirms and acknowledges that this statement was brought to his notice before the execution of this Hire Purchase Agreement.

5.9	In the event of the Hirer seeks any relief or remedy in respect any non-conformity of the Goods pursuant to the Consumer Protection (Fair Trading) Act (Cap. 52A) or any other law, the Hirer agrees to first seek such relief or remedy against the dealer before looking to the Owner. The Hirer agrees that any reduction or abatement of the price of the Goods or any refund of the price of the Goods shall not prejudice or affect the Hirer’s liabilities to the Owner under this Agreement and the Hirer shall remain liable for the full amount including term charges, interest, costs and expenses, and prepayment fees as provided under this Agreement.

HIRER’S UND ERTAKINGS

6.	The Hirer hereby agrees with the Owner as follows:

DELIVERY

(a)	The Hirer shall obtain delivery of the Goods at the Hirer’s sole expense;

MAINTENANCE OF GOODS

(b)	To keep and maintain the Goods and all parts thereof in good and substantial repair and condition and to replace all missing or unfit parts of the Goods by parts of the same make and equal value and to be solely responsible for any loss or destruction of or for any damage to the Goods or any part thereof occasioned in any manner or by whomsoever or by any cause whatsoever, including fair wear and tear and lawful forfeiture;

LOSS OR DAMAGE

(c)	To give immediate notice in writing to the Owner of any loss, damage or destruction of the Goods or any part thereof and to maintain on the Goods any insignia, identification or maker’s marks or plates as required by the Owner and not to remove or deface the same;

REPAIRS

(d)	That all the repairs and replacements to the Goods arising from any cause whatsoever including fair wear and tear shall be carried out at the Hirer’s own expense by a person or persons, firm or company approved in writing by the Owner, provided nevertheless that the Hirer shall not have or be deemed to have any authority to pledge the Owner’s credit for the repair or replacement of the Goods or any part thereof or otherwise or to create any lien upon the Goods in respect of such repairs or replacements or for any other purpose or thing whatsoever and shall continue to pay the balance of the hire purchase price stated in the Schedule to the Agreement as aforesaid for any period during which the Goods are under repair;

INSURANCE

(e)	Immediately after the signing of the Agreement at the Hirer’s own expense to insure and to keep insured at all times the Goods in the joint names of the Owner as owner and the Hirer as hirer there of during the continuance of the hiring against loss or damage arising from any cause whatsoever and against all risks required to be insured against by law and such other risks as the Owner may from time to time consider fit to the full insurance value thereof with United Overseas Insurance Limited or a reputable insurance company approved by the Owner under a comprehensive policy of insurance containing such terms, conditions and exceptions as the Owner would require if the Owner arranged the insurance and stating that all payment under the policy is to be made to the Owner. The Hirer shall inform the insurer that the Goods are under hire purchase, procure the insurer’s endorsement on the policy that the Goods are owned by the Owner and on hire purchase by the Hirer and further procure the insurer’s written confirmation to the Owner that the insurer has noted the Owner’s interest in the policy and in all subsequent renewal policies. The Hirer hereby irrevocably and unconditionally authorises the Owner to receive all moneys payable under the said policy and to give a valid discharge therefor;

(f)	To pay all insurance premia including renewal premia payable for effecting and keeping on foot such insurance and to deposit the policy or policies of such insurance (including any renewed policy) and the receipts for all premia with the Owner and not to do or suffer to be done any act or thing which may invalidate any such insurance or may give to the insurers any right to repudiate liability and to keep the Owner fully indemnified at all times against all loss or damage to the Goods from whatever cause arising and all claims arising out of any accident caused by the Goods;

(g)	If the Hirer shall fail to effect the insurance as required under the preceding provisions the Owner may (without prejudice to its other rights under the Agreement) but without being under any obligation so to do effect with United Overseas Insurance Ltd or any other reputable insurance company selected by the Owner and keep on foot any such insurance as aforesaid and all costs and expenses incurred in so doing shall be repaid to the Owner by the Hirer on demand together with interest thereon at the rate set out in Clause 4(c) hereof;

(h)	lf the Owner agrees to any modification or restriction in the insurance cover, the Hirer will fully indemnify the Owner against any loss occasioned thereby. In the event of the return of or the retaking of possession of the Goods, all moneys payable under any policy of insurance for loss or damage to the Goods shall belong to the Owner whose receipt therefor shall be a sufficient discharge to the insurance company and credited to the Hirer’s account with the Owner in or towards satisfaction of the amount due to the Owner under the Agreement. In the event of any loss of or damage to the Goods the Hirer shall forthwith assign to the Owner all the rights, benefits and claims of the Hirer under the policy of insurance relating to such loss or damage;

(i)	In addition to the aforesaid, the Owner shall be entitled to receive all moneys payable to the Hirer by the insurer under the relevant insurance policy including any refund of insurance premia on cancellation or variation of the insurance policy but excepting any “no claim” or similar rebate AND the Hirer hereby appoints the Owner as the Hirer’s attorney to recover and/or compromise in the respective names of the Owner and the Hirer any claim thereunder for loss or damage to the Goods and to give effectual releases and receipts for the same.

INSPECTION

(j)	To permit the Owner, its servants or agents at any time to inspect or test the Goods and to give them reasonable and proper facilities to enable them to do so;

LICENCES/PERMITS

(k)	To obtain all necessary licences, permits and permissions for the use of the Goods and not to allow any person but skilled and qualified person(s) to operate or use the Goods;

DUTIES/FEES

(I)	To pay punctually all licence duties, taxes, fees, registration charges and all other payments if any in respect of the Goods or the use thereof, and if such payments shall have been made by the Owner (which the Owner may make at its sole discretion but without any obligation so to do), to repay the same to the Owner on demand with interest and at the rate hereinbefore provided in Clause 4(c);

LAWFUL USE

(m)	Not to use the Goods or permit or suffer the same to be used contrary to any written law or any rule regulation or order made thereunder or for any unlawful purpose and if the Goods should consist of a motor vehicle the Hirer shall not during the continuance of the Agreement use the said vehicle or cause or permit any other person to use the same unless there is in force in relation to the user of the said vehicle by the Hirer or that other person as the case may be a policy of insurance in respect of third party risks complying with the requirements of any law for the time being in force in respect thereof;

DISQUALIFICATION

(n)	If the Goods consist of a motor vehicle, to notify the Owner immediately if the Hirer or any person authorised by the Hirer to drive the said vehicle should be or become subject to a disqualification from holding or obtaining a driving licence under the Road Traffic Act (Cap. 276) or any other relevant statutory provision;

NOTICE OF ILLEGAL USE

(o)	To notify the Owner immediately if the Goods are used by a Hirer or by any other person in contravention of any statute or regulation for the time being in force or in connection with any offence or breach of a statute or regulation by reason of which the Goods may become liable to seizure, confiscation, forfeiture or destruction or whereby the Owner may become liable for any penalty or loss;

CONTROL OF GOODS

(p)	To keep the Goods at all times in the possession and control of the Hirer and not to remove the same from the place where they shall have been first installed as specified in the Schedule without the prior consent in writing of the Owner and if the Goods should consist of a motor vehicle not to take or send or permit the said vehicle to be taken or sent out of West Malaysia and Singapore and not to transfer the registration of the said vehicle from one registration centre to another or to change the registration number of the vehicle without the prior consent in writing of the Owner;

LOCATION OF GOODS

(q)	To keep the Goods properly and safely housed at an address in Singapore notified to the Owner, to immediately inform the Owner by notice in writing of any change of the address and/or place where the Goods are housed and to pay duly and punctually the rent, rates, taxes and other outgoings in respect of the premises where the Goods are kept and to produce on demand to the Owner the receipts for the current payments. If the Hirer shall fail to make the aforesaid payments the Owner may, but without being under any obligation to do so, effect the said payments and all such payments including costs and expenses incurred in so doing shall be repaid to the Owner by the Hirer on demand together with interest thereon at the rate set out in Clause 4(c) hereof;

NO ALTERATIONS ETC WITHOUT CONSENT

(r)	Not to make any alterations, additions or improvements to the Goods without the prior consent in writing of the Owner. All additions, replacements or attachments made to the Goods with or without the consent of the Owner and of whatever kind or nature shall be deemed to be parts of the whole and to be the property of the Owner and subject to all the terms and conditions of the Agreement;

NO ATTACHMENT OF GOODS WITHOUT CONSENT

(s)	Not to affix or attach the Goods to any land or building without the prior consent in writing of the Owner and to ensure that in so far as the Goods are affixed or attached to any land or building with or without the consent of the Owner the Goods shall be capable of being removed without material injury to the said land or building and that such steps shall be taken as are necessary to prevent title to the Goods from passing to the proprietor of the said land or building and in particular and without prejudice to the generality of the foregoing to obtain from the proprietor and/ or the mortgagee of the said land or building a disclaimer of his/their interest in the Goods;

NO REPUTED OW NERSHIP/LIEN ETC

(t)	Not to present the Hirer to be the owner nor hold the Hirer out as being so nor to do or suffer any act matter or thing to be done whereby the Hirer may be reputed to be the owner of the Goods and in particular not to sell assign, sub-let, pledge, mortgage, charge, encumber or otherwise deal with the Goods or any interest therein nor create nor allow to be created any lien on the Goods whether for repairs or otherwise and in the event of any breach of this sub-clause by the Hirer, the Owner shall be entitled (but shall not be bound) to pay to any third party such sum as is necessary to procure the release of the Goods from any charge, encumbrance or lien and shall be entitled to recover such sum from the Hirer forthwith with interest and at the rate as hereinbefore provided in Clause 4(c);

NO DISPOSITION OF GOODS

(u)	Not to sell, mortgage, charge, demise, sub-let or otherwise dispose of any land or building on or in which the Goods are kept or enter into a contract to do any of the aforesaid things without giving the Owner at least six (6) weeks’ prior notice in writing and the Hirer shall in any event procure that any such sale, mortgage, charge, demise, sub-lease or other disposition as the case may be is made subject to the right of the Owner to repossess the Goods at any time (whether or not the same or any part thereof shall have become affixed or attached to the said land or building) and for that purpose to enter upon such land or building and at the cost and expense of the Hirer sever the Goods or any part thereof affixed or attached thereto;

NO DISTRESS, EXECUTION ETC

(v)	To keep the Goods free from distress execution or other legal process;

NO ASSIGNMENT

(w)	Not to assign any of the Hirer’s rights or interest under the Agreement without the prior written consent of the Owner; and

GOODS AND SERVICES TAX (GST)

(x)	In the event that the goods and services tax or any other tax of a similar nature (hereinafter called “the said tax”) is imposed or charged by any government, statutory or tax authority on any sums received or receivable by the Owner under the Agreement, the Hirer shall pay the said tax in the manner and within the period prescribed in accordance with the applicable laws and regulations. If payment of the said tax shall have been made by the Owner (which the Owner may at its discretion do) the Hirer shall on demand repay the same to the Owner.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

(y)	Where the Hirer is not a private individual (ie where the Hirer is a company, partnership, limited liability partnership, sole proprietorship business or otherwise), the Hirer confirms that:

(i)	the Hirer has not been convicted for violation of any applicable environmental, social and governance laws and regulations, in the jurisdiction(s) in which the Hirer operates and conducts its business, which relate to the protection and/or violation of environmental, social and governance issues (“ESG Law”) and no notice, claim, proceeding or investigation (“ESG Claim”) in connection with any ESG Law and/or any applicable permit, licence, certification and/or other authorisation that is required under any ESG Law to carry on the Hirer’s operation and business (“ESG Permits”) by any person or entity has been commenced or is threatened against the Hirer;

(ii)	the Hirer shall (1) comply with the ESG Laws; (2) obtain, maintain and ensure compliance with the terms and conditions of all required ESG Permits; and (3) implement policies and procedures to ensure compliance with the ESG Laws;

(iii)	all information provided by the Hirer for the purposes of ESG due diligence by the Owner, is true and accurate in all material respects as at the date it was provided and is not misleading in any respect; and

(iv)	the Hirer shall, promptly upon becoming aware, notify the Owner in writing of any non-compliance with any provision under this clause; any ESG Claim against the Hirer; and any fact or circumstance which may result in any ESG Claim being commenced or threatened against the Hirer.

TERMINATION BY THE HIRER: EARLY SETTLEMENT

7.1	Before the final instalment falls due, the Hirer may terminate the hiring, make full prepayment and acquire ownership of the Goods or terminate the hiring, make full prepayment and return the Goods, in the following manner:-

(a)	By giving thirty (30) days’ notice in writing to the Owner of the Hirer’s intention to effect full prepayment or by paying thirty (30) days’ interest in lieu of notice calculated on the amount to be prepaid pursuant to sub-clause (b) or sub-clause (c), (d), (e) or (f) hereof as the case may be (“the Prepayment-Amount”) at the rate specified in Clause 4(a) hereof;

(b)	Where the Hirer is a private individual, and wishes to acquire ownership of the Goods (for Common Law Hire Purchase Agreements), by paying to the Owner on the expiry of the said notice, the Net Amount Payable on that date plus a prepayment fee of 1% of the Prepayment Amount if any prepayment is made within twelve (12) months from the date of the Agreement plus any other charges and expenses incurred by the Owner as may be specified in the Schedule;

(c)	Where the Hirer wishes to return the Goods (for Common Law Hire Purchase Agreements) by:-

(i)	Paying to the Owner on the expiry of the said notice the Net Amount Payable on that date plus a prepayment fee of 1% of the Prepayment Amount less the net proceeds of sale of the Goods if sold, or if not sold, their value as determined by a dealer appointed by the Owner; and

(ii)	Delivering up the Goods to the Owner in good order, repair and condition and with all additions, alterations and improvements as shall have been made thereon at his (the Hirer’s) own risk, at the Address, or such other address as the Owner may specify together with all necessary licences, registration cards or certificates, insurance policies and certificates and other documents (if any) relating to the Goods.

(d)	Where the Hirer is a private individual, and wishes to acquire ownership of the Goods (for Hire Purchase Act Agreements), by paying to the Owner on the expiry of the said notice, the Net Amount Payable on that date plus any other charges and expenses incurred by the Owner as may be specified in the Schedule and Second Schedule;

(e)	Where the Hirer wishes to return the Goods (for Hire Purchase Act Agreements) by:-

(i)	Paying to the Owner on the expiry of the said Notice the Net Amount Payable on that date less the net proceeds of sale of the Goods if sold, or if not sold, their value as determined by a dealer appointed by the Owner; and

(ii)	Delivering up the Goods to the Owner in good order, repair and condition and with all additions, alterations and improvements as shall have been made thereon at his (the Hirer’s) own risk, at the Address, or such other address as the Owner may specify together with all necessary licences, registration cards or certificates, insurance policies and certificates and other documents (if any) relating to the Goods.

(f)	Where the Hirer is not a private individual (ie where the Hirer is a company, partnership, limited liability partnership, sole proprietorship, business or otherwise), and wishes to acquire ownership of the Goods (for Common Law Hire Purchase Agreements or Hire Purchase Act Agreements), by paying to the Owner on the expiry of the said notice, the Net Amount Payable on that date plus a prepayment fee of 1% of the Prepayment Amount plus any other charges and expenses incurred by the Owner as may be specified in the Schedule.

7.2	In this Clause 7, Clause 12, Clause 19 and elsewhere in these Standard Terms and Conditions, the expression “Net Amount Payable” means:

(a)	For Common Law HP Agreements with variable interest rates, the total amount outstanding under the Agreement (plus all outstanding interest as provided in Clause 4 hereof) calculated up to the date of settlement and/or termination of the Agreement, less all sums previously paid towards the hire purchase under the Agreement; and

(b)	For Common Law HP Agreements with fixed interest rates and HP Act Agreements, the total amount outstanding under the Agreement (plus all outstanding interest as provided in Clause 4 hereof), less the aggregate of:-

(i)	all sums previously paid towards the hire purchase under the Agreement; and

(ii)	less a discount for the acceleration of payment computed according to the Rule of 78 method or any other method as the Owner shall in its sole discretion decide, less 20% or such other percentage as the Owner may in its sole discretion decide. The method of calculating the said discount according to the Rule of 78 Method is as follows: n(n + 1)/N(N+l) x Term Charges where “n” means the unexpired period of hire in terms of months, “N” means the original period of Hire in terms of months, and Term Charges means the amount of Term Charges specified in the Schedule.

7.3	In this Clause 7, Clause 12 and elsewhere in these Standard Terms and Conditions, “the net proceeds of sale” shall mean the proceeds of sale after deducting the costs and expenses including without limitation the cost of repossession, storage, insurance and sale.

7.4	The Hirer under any HP Act Agreement shall, at any time before the final instalment under the Agreement falls due, be entitled to determine the Agreement by returning the Goods in a good state of repair and condition to the Owner at the Owner’s registered address or at such other address as the Owner shall specify. When the Agreement is terminated pursuant to this Clause, the Owner shall be entitled to recover from the Hirer such amount as the Owner would have been entitled to recover under Clause 12(c) hereof if the Goods had been repossessed on the date of their return.

TERMINATION BY THE OWNER: NOTICE

8.	The Owner may, (without prejudice to any pre-existing liability of the Hirer to the Owner) by notice in writing to the Hirer determine the Agreement in any of the events set out below and thereupon the Agreement and the hiring hereby constituted shall for all purposes determine and thereafter the Hirer shall no longer be in possession of the Goods with the Owner’s consent:-

(a)	If the Hirer shall make default in payment of any of the sums payable hereunder or shall fail to observe or perform any of the other terms and conditions of the Agreement, whether express or implied;

(b)	If the Hirer is or shall be convicted of any offence involving fraud or dishonesty or resulting hereafter in a jail sentence being imposed on the Hirer;

(c)	If any default occurs under any other agreement relating to any loan or credit facility whatsoever given by the Owner to the Hirer solely or jointly with other parties which default give rise to a right against the Hirer to withdraw or recall the facility or any part thereof or to accelerate any payment to the Owner in respect thereof or to enforce any security in connection therewith;

(d)	If the Hirer shall suffer to be done any act or thing which may prejudice or jeopardise the Owner’s property in or right to the Goods;

(e)	If the Hirer is unable to pay the Hirer’s debts as and when they fall due or If any Judgment against the Hirer shall remain unsatisfied for more than fourteen (14) days from the date notice thereof is given to the Hirer;

(f)	If any execution shall be levied upon or threatened upon or against any of the Hirer’s property;

(g)	If there is a change in the ownership or control or management of the Hirer, and such change is in the opinion of the Owner prejudicial to the Owner’s interest herein;

(h)	If the Goods are lost or stolen or are damaged and the Owner is of the opinion that the Goods are incapable of economic repair;

(i)	If the Owner exercises its right to vary the interest rate pursuant to Clause 4(e) above, and the Hirer does not agree to the revised interest rate;

(j)	If the Owner shall on any reasonable ground consider itself insecure;

(k)	If the Hirer or the mortgagor of a mortgage created or to be created for securing the payment of moneys and the performance of obligations by the Hirer hereunder, commits a breach of any of the covenants or terms of that mortgage and such breach is not remedied within fourteen (14) days’ of written notice thereof by the Owner or if a notice or proposal for compulsory acquisition of the property comprised in the said mortgage is issued or made under or by virtue of an Act of Parliament or other statutory instrument;

(I)	If in the Owner’s opinion there is any change or threatened change in circumstances which would materially and adversely affect any security held by the Owner or the Hirer’s business financial condition or the Hirer’s ability to perform the Hirer’s obligations under the Agreement, including any cessation or intended cessation of its business or any change or threatened change in the Hirer’s ownership or control or management of the Hirer or in the nature or scope of its business as now conducted or any transfer or disposition or intended transfer or disposition of a substantial part of its assets;

(m)	If the Owner, at its sole discretion, deems it fit for any reason whatsoever that the Agreement should be determined;

(n)	If any of the events specified in sub-clauses (b), (c), (e), (f), (j) or (I) of this Clause or in sub-clauses (a), (b), (c), (d), (e) and (i) of Clause 9 hereof should occur in relation to any third party who has guaranteed or given an indemnity in respect of the Hirer’s indebtedness hereunder or who should hereafter agree to do any of the foregoing and the Hirer should fail to procure a substitute guarantor or surety within fourteen (14) days of the Owner making a request for such a substitute.

AUTOMATIC TERMINATION

9.	The Agreement shall automatically and without notice determine in any of the events specified below and thereafter the Hirer shall no longer be in possession of the Goods under the Agreement or with the Owner’s consent:-

(a)	Ifan application for an interim order or an interim order shall be made under Part V of the Bankruptcy Act, or if a bankruptcy application shall be filed against the Hirer or a bankruptcy order made against the Hirer;

(b)	If the Hirer being a limited company shall pass a resolution for winding up or have an application for judicial management or for winding up filed against the Hirer;

(c)	If the Hirer shall make any arrangement with the Hirer’s creditors or any assignment for the benefit of the Hirer’s creditors;

(d)	If any application should be made under the Distress Act (Cap. 20) or any other relevant statutory provision for the issue of a writ of distress against the Hirer with respect to the Goods or any part thereof or if any distress shall be levied or threatened against the Goods or any property or assets of the Hirer;

(e)	If a receiver shall be appointed of the Hirer’s property or assets;

(f)	If the Hirer shall abandon the Goods;

(g)	If the Goods consist of a motor vehicle and the Hirer or any other person authorised by the Hirer to drive the said vehicle is or becomes subject to a disqualification from holding or obtaining a driving licence under the Road Traffic Act (Cap. 276) or any other relevant statutory provision;

(h)	If the Hirer shall at any time during the continuance of this hiring use or suffer, knowingly or otherwise, the Goods to be used in contravention of any statute or regulation for the time being in force or in connection with any offence by reason of which the Goods may become liable to seizure, confiscation, forfeiture or destruction or whereby the Owner may become liable or exposed to any penalty or loss;

(i)	If a confiscation order, charging order, restraining order, production order or search warrant under the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act Cap. 65A should be issued or threatened to be issued against the Hirer and/or the Hirer’s property or assets.

REINSTATEMENT

10.	Without prejudice to the foregoing, the Owner may at the Hirer’s request elect at its discretion to reinstate the Agreement and with or without service of a notice of reinstatement, the Agreement shall continue upon the terms and conditions set out in the Agreement and in the Standard Terms and Conditions with such variations or additional terms and conditions as the Owner may impose.

RIGHT OF ENTRY

11.	For the purpose of taking possession of the Goods, the Owner, its servants and agents shall be entitled to enter upon the premises or place occupied by or in the possession of the Hirer in which the Goods may be found at the time of taking possession.

EFFECT OF TERMINATION

12.	Upon the termination of the Agreement pursuant to Clauses 8 or 9 hereof or in any other circumstances (other than the circumstances specified in Clauses 7.1 or 15 hereof):-

(a)	The Hirer shall (if so required by the Owner) deliver up the Goods at the Hirer’s own expense to the Owner during ordina1y business hours at the Address and return all registration cards or certificates, policies and certificates of insurance and licences and other documents (if any) relating to the Goods;

(b)	The Owner shall be entitled (but not obliged) to retake possession of the Goods without notice and for that purpose by its servants or agents to enter upon any land or premises on or in which the Goods are or are believed by the Owner to be situated;

(c)	The Hirer shall pay to the Owner:

(i)	the Net Amount Payable;

(ii)	plus an early settlement fee and any other charges and expenses incurred by the Owner calculated in such manner as may be specified in the Agreement or in the Schedule;

(iii)	less the net proceeds of sale of the goods if repossessed and sold or if not sold, their value as determined by a dealer appointed by the Owner; and

(iv)	any cash or interest rebate(s) granted by the Owner to the Hirer,

PROVIDED THAT in the case of a HP Act Agreement, the sum payable by the Hirer under this Clause in cases where the Goods are repossessed will not exceed the maximum amount recoverable under the Act.

(d)	The sum payable by the Hirer under sub-clause (c) shall carry interest at the rate provided above in Clause 4(c);

(e)	In the event the Agreement is terminated but the Goods are not repossessed for any reason and the Hirer pays to the Owner the full amount payable by the Hirer to the Owner upon termination as set out in sub-clause (c), the Owner will at the request of the Hirer assign and make over all the Owner’s rights, title and interest in the Goods to the Hirer; and

(f)	In addition to the abovementioned rights, the Owner shall be entitled to a charge over any fixed deposits or other moneys standing to the credit of the Hirer (alone or jointly with any other person/s) with the Owner or any other person or entity.

COSTS

13.	The Hirer shall pay to and indemnify the Owner at all times in full against all costs, charges, expenses and liabilities paid or incurred by the Owner for or arising out of or in connection with ascertaining the whereabouts of, taking possession of, repairing, preserving, recovering, issuing or storing the Goods or enforcing the Agreement, including legal costs on a full indemnity basis. Interest will accrue on any such costs and expenses at the rate stipulated in Clause 4(c) hereof from the date on which such costs, charges, expenses and liabilities are paid or incurred by the Owner until full payment.

LOSS AND DAMAGE TO THE GOODS

14.1	The Hirer shall assume as from the time of delivery of the Goods the entire risk of loss and damage to the Goods or any part thereof occasioned in any manner or by whomsoever or by any cause whatsoever (including fair wear and tear and lawful forfeiture) and shall indemnify the Owner against all such loss or destruction of or damage to the Goods. For the purpose of this Clause, the Goods shall be deemed to be lost If the same have been stolen or If the Owner ceases to have title thereto otherwise than in accordance with Clauses 7.1, 12(e) or 15 hereof;

14.2	If the Goods shall be damaged during the continuance of the hiring hereunder, the Hirer shall at the Hirer’s own expense make good such damage;

14.3	Save as provided in the Agreement and subject to Clause 8(h) hereof, the loss of or any damage to the Goods shall not affect the continuance of the Agreement or the hiring constituted hereby or the Hirer’s payment of instalments and other moneys hereunder;

14.4	Where the Goods or any part thereof is lost, stolen, destroyed or damaged by the negligence or the wrongful act ofa third party, the Hirer:-

(a)	shall immediately notify the Owner thereof;

(b)	shall not compromise any claim without the prior written consent of the Owner;

(c)	shall allow the Owner to take over the conduct of any negotiations (except in relation to claims of the Hirer for personal injuries, loss of use to the Goods or loss or damage to the property of the Hirer unconnected with the Goods); and

(d)	shall at the expense of the Hirer take such proceedings (in the sole name of the Hirer or jointly with the Owner) as the Owner shall direct and shall hold all sums recovered on trust for the Owner and pay or apply If the Owner directs such part thereof as is necessary towards discharging the Hirer’s obligations and liability to the Owner with respect to the loss or damage to the Goods and also all other liabilities of the Hirer hereunder at the date of such payment.

14.5	Nothing in this sub-clause (d) hereof shall affect or discharge the liability of the Hirer in respect of such loss, destruction or damage.

TRANSFER OF OWNERSHIP

15.	If the Hirer (having meanwhile duly observed and performed all the te1ms and conditions of the Agreement whether express or implied) shall pay the Owner all sums of moneys as are payable hereunder in full, the Agreement and the hiring hereby constituted shall determine and the Hirer shall become the absolute owner of the Goods and the Owner will assign and make over all the Owner’s right title and interest in the Goods to the Hirer but until such time the Goods shall remain the sole and absolute property of the Owner. The Agreement shall not be construed to be a purchase or an agreement for the purchase of the Goods by the Hirer.

ADDITIONAL RIGHTS

16.	It is hereby agreed and declared that the terms and conditions contained in the Agreement in favour of the Owner shall be in addition to and not in substitution for the terms and conditions implied by law in favour of the Owner, except in so far as such implied terms and conditions are inconsistent with the terms and conditions of the Agreement.

NO AGENCY

17.	The dealer through whom the Agreement is arranged shall not be deemed to be the agent of the Owner.

NO PREJUDICE OR WAIVER

18.	No relaxation, forbearance, delay or indulgence by the Owner in enforcing any of the terms and conditions of the Agreement nor the granting of time by the Owner to the Hirer shall prejudice affect or restrict the rights and powers of the Owner hereunder nor shall any waiver of any breach thereof operate as a waiver of any subsequent breach thereof.

ASSIGNMENT

19.1	The Owner shall have the absolute right at any time to assign without any restriction whatsoever to any person firm or corporation all its right title and interest in ·the Goods or under the Agreement together with all moneys now payable or hereafter to become payable hereunder.

19.2	The Hirer under any HP Act Agreement shall be entitled to require the Owner to assign its rights under the Agreement to any other person pursuant to Section 11A of the Act by:-

(a)	giving thirty (30) days’ notice of the proposed assignment or paying interest in lieu of notice calculated on the balance payable as specified in sub-clause (d) below;

(b)	ensuring all defaults under the Agreement have been made good;

(c)	procuring the execution by the proposed assignee of an assignment in such form as the Owner may require and paying any reasonable costs incurred by the Owner (including legal expenses) in relation to the assignment;

(d)	procuring the prepayment by the assignee to the Owner of the Net Amount Payable calculated up to the date of payment;

(e)	making payment of a processing fee as specified in the Agreement or as determined by the Owner.

19.3	Under any HP Act Agreement, the right, title and interest of the Hirer may be assigned with the consent of the Owner, which consent shall not be unreasonably withheld.

19.4	A Hirer under a Common Law HP Agreement may not assign his rights without consent of the Owner, who shall be entitled to withhold its consent in its absolute discretion and/or to impose such conditions for the grant of its consent as it deems fit; and

19.5	In the event the Hirer under a Common law HP Agreement should request the Owner to transfer its rights to any other person, the Owner shall be entitled in its absolute discretion to refuse such a request or to impose such conditions for the grant of its consent as it deems fit.

ARTICLES LEFT

20.	In the event of the Goods being repossessed or returned the Owner shall not be responsible or liable for any property or article alleged to have been left in the Goods by the Hirer. Should such property or article be found in the Goods by the Owner, unless the same is collected by the Hirer within fourteen (14) days after a notice is sent or delivered by the Owner the Owner shall be at liberty to sell the said property or article and the net proceeds whereof will be credited to the account of the Hirer but in the event of the Owner being unable to sell the said property or article within a reasonable period the Owner may dispose of the same in whatever manner it deems fit.

CERTIFICATE: CONCLUSIVE EVIDENCE

21.	A certificate signed by the Chairman, Managing Director, Director, Secretary, General Manager, Accountant, Manager, Legal Officer or other duly authorised officer for the time being of the Owner stating the amount owing by the Hirer under the Agreement shall be conclusive evidence of that fact.

NOTICES

22.	Any demand for payment or any other notice or communication required or permitted to be given or made by any of the parties hereto may be sent by post, facsimile or other electronic transmission hand delivery or in such other manner as the Owner deems fit to the last known address, facsimile or other relevant number of the Hirer or the registered office or last known place of business or residence of the Hirer in the records of the Owner and shall be deemed, despite any evidence to the contrary: (i) to have been received by the Hirer on the day following such posting or on the day of the facsimile or other electronic transmission or hand delivery; and (ii) to be effective service for the purpose for which such notice, demand or communication was sent.

22A.	The Owner is authorised to rely and act upon any instructions or communication given or purportedly given to the Owner by the Hirer over the telephone or in writing signed or purportedly signed by the Hirer and sent or purportedly sent by post, facsimile or email and the Owner is not required to obtain a written confirmation thereof. The Hirer shall not hold the Owner liable for acting upon any such instructions or communication notwithstanding that it is subsequently shown that the same was not given by the Hirer. The Hirer understands that any risk of misunderstanding, any error or loss resulting from instructions or communication given by unauthorised persons, any error or loss resulting from unauthorised alterations of instructions or any error loss or delay resulting from instructions or communication given over the telephone or from the use of the post, facsimile or email (whether or not arising from or in respect of equipment belonging to the Hirer or the Owner or otherwise) are entirely the Hirer’s risk for which the Owner shall not be liable.

22B.	The Hirer acknowledges that under no circumstances whatsoever is the Owner obliged to verify the authenticity of any instructions or communication given or purportedly given to the Owner by the Hirer. Notwithstanding the foregoing the Owner reserves the right at any time to refrain from acting promptly upon any instructions of communication given or purportedly given by the Hirer in order to verify the authenticity thereof without incurring any responsibility for loss, liability or expense arising out of so refraining to act.

22C.	The Owner is authorised (without being obliged) to record any telephone conversation made or purportedly made with the Hirer whether with or without the use of a tone warning device and the Owner may use such recordings and/ or transcripts as evidence in any dispute. The Owner shall not be obliged to maintain such recordings and transcripts or keep any such copies thereof. The Hirer shall not be entitled to listen to, peruse, make copies of or otherwise have access to such recordings and transcripts or any such copies thereof.

22D.	The Hirer shall full indemnify the Owner against any consequences, claims, demands, proceedings, expenses (including legal costs on a full indemnity basis) or losses whatsoever that may arise or be incurred by the Owner in accepting, relying and/or acting on communication or instructions (including but not limited to any disbursements) via the telephone, facsimile or email.

RIGHT OF APPROPRIATION

23.	The Owner may appropriate any moneys paid by the Hirer in satisfaction or part satisfaction of any debt or liability arising under the Agreement at its discretion, in such manner as it may deem fit, irrespective of whether such payment is made by the Hirer pursuant to the Agreement or otherwise.

RIGHT OF SET-OFF OR COMBINATION OR CONSOLIDATION OF ACCOUNTS

24.	Where the Hirer has two or more hire-purchase agreements with the Owner or has liabilities to the Owner or any credits (including any fixed deposits) separate from those arising under the Agreement or any other account/s, the Owner shall have the power at any time without notice to the Hirer:-

(a)	to combine or consolidate all or any such agreements or liabilities or credits or accounts;

(b)	to set off or transfer any sum or sums standing to the credit of any one or more of such agreements or accounts in or towards satisfaction of any of the Hirer’s liabilities to the Owner under any agreement or on any account or in any other respect (whether such liabilities be actual or contingent, primary or collateral and several or joint);

(c)	to debit any account maintained with the Owner which may be in credit with liabilities under any other account or under the Agreement or any other hire purchase agreement(s); and

(d)	to appropriate payments made by the Hirer or monies payable to the Hirer or received on its account towards the satisfaction of any such agreements or liabilities or accounts as the Owner shall in its sole discretion think fit, notwithstanding any direction by the Hirer to the contrary.

CONSENT TO DISCLOSURE

25.l	Without detracting from the Owner’s rights of disclosure under law, including the Banking Act (Cap. 19) of Singapore, the Hirer hereby expressly and irrevocably permits and authorises the Owner to disclose, reveal and divulge at any time in such manner and under such circumstances as the Owner deems fit in its sole discretion without prior reference to the Hirer, any information and particulars relating to (a) any of the Hirer’s accounts with the Owner (whether held alone or jointly), (b) the Hirer’s credit standing and financial position, (c) any transaction or dealing between the Hirer and the Owner, (d) any facility granted to the Hirer, and (e) any facility letter from the Owner to the Hirer; to the following:-

(i)	any branch, representative office, affiliated, associated or related corporation of the Owner and the Owner’s respective officers, servants or agents, whether situated in or outside of Singapore (collectively, “UOB Group Members”);

(ii)	the Owner’s auditors, valuers, lawyers and other professional advisors;

(iii)	any of the Owner’s actual or potential assignees, transferees, novatees, participants or sub-participants in relation to the facilities or any obligation under any banking agreement between the Hirer and the Owner;

(iv)	any guarantor or provider of security for the facilities or any person jointly and/or severally liable to the Owner with the Hirer;

(v)	the police or any public officer conducting an investigation in connection with any offence, including suspected offences;

(vi)	any provider of services, including printers, computer maintenance personnel and outsourcing;

(vii)	any receiver appointed by the Owner;

(viii)	any other banks, financial institutions, credit bureau or credit reference agents or any members and/or compliance committee of such bureau;

(ix)	any rating agency, business alliance partner, trade or hire purchase association (including members of such association), business society, insurer or insurance broker or direct or indirect provider of credit protection;

(x)	any stock exchange, court or other judicial bodies in any judicial proceeding, tribunal, statutory body, or government or quasi government authority;

(xi)	any person to whom the Owner or any of the UOB Group Members is required to disclose under the laws or by any lawful authority, of any country; and

(xii)	any person to whom the Owner considers necessary, desirable or expedient, or in the interest of the Owner and/or any of the UOB Group Members, to disclose.

25.2	Without prejudice to the foregoing, the Hirer hereby agrees and consents:-

(a)	to the Owner disclosing to the Hire Purchase, Finance and Leasing Association of Singapore (“the H.P. Association”), the Land Transport Authority (“LTA”) and any other relevant governmental authority and any successor/s of the said organisations all information relating to this transaction (whether the same is supplied by the Hirer or otherwise) and the H.P. Association, the LTA and any other relevant organization and any such successor shall be at liberty to disclose to its members or officers all such information and any other information which the Owner and/or its agents may obtain, and any sources to which the Owner may apply to obtain information are authorised to provide any information relating hereto;

(b)	to the Owner making such disclosure to any credit bureau as the credit bureau is permitted to receive by law and to the credit bureau in turn making disclosures to parties which the credit bureau is permitted to disclose to by law for the purposes of the assessment of the credit-worthiness of persons.

SERVICE OF PROCESS

26.1	In the case where the Hirer is not resident nor incorporated nor registered in Singapore, the Hirer shall give forthwith to the Owner in writing in such form as the Owner may require an address within Singapore for the service of any process or other summons by which an action is begun by the Owner against the Hirer, and the Hirer agrees that in the event of any action being begun by the Owner in respect of the Agreement against the Hirer, the Owner may serve such process or other summons in respect of such action on the Hirer by sending the same by hand or by registered post to such address within Singapore and such service in the manner aforesaid shall be deemed to be good and effectual service on the Hirer notwithstanding that the summons or other legal process is returned by the post office or by other persons as undelivered.

The Hirer may from time to time give to the Owner another address within Singapore for the service of any summons or other legal process in substitution for the address given earlier, but the Owner has the sole discretion as to whether to agree to such substitution and If the Owner does not agree to such substitution, then for the purposes of this provision the address given earlier shall continue to be the address within Singapore for the service of any summons or legal process on the Hirer; and

26.2	Where the Hirer has not given an address within Singapore for the service of any summons or other legal process, and in any event where the Hirer is resident or incorporated or registered or has a place of business in Singapore, it is agreed that the service of any summons or other legal process may be effected on the Hirer by sending the same by hand or by registered post to the last known place of residence in Singapore, or the registered office in Singapore or the last known place of business in Singapore (as the case may be) of the Hirer and such service in the manner aforesaid shall be deemed to be good and effectual service on the Hirer notwithstanding that the summons or other legal process is returned by the post office or by other persons as undelivered.

26.3	Nothing herein shall affect the Owner’s right to serve process in any other manner provided by law.

APPLICABLE LAW/SUBMISSION TO THE JURISDICTION

27.1	The Agreement shall be governed by the laws of the Republic of Singapore.

27.2	The Hirer hereby agrees irrevocably:-

(a)	to submit to the non-exclusive jurisdiction of the Courts of Singapore; and

(b)	to waive any objection on the grounds of venue or forum non conveniens or similar grounds.

SEVERANCE

28.	If any one or more of the provisions contained herein or any part of such provisions shall be or be deemed to be invalid, unlawful or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions or part there of contained herein shall not in any way be affected or impaired but the Hire-Purchase Agreement shall be construed as if such invalid, unlawful or unenforceable provision or part thereof had never been contained herein.

PROVISIONS OF THE ACT PREVAIL

29.	In the case of any HP Act Agreement, in the event of any conflict between the provisions of the Agreement and the provisions of the Act, the provisions of the Act shall prevail.

THIRD PARTY RIGHTS

30.	No person (other than the Hirer and the Owner) has any rights under the Contracts (Rights of Third Parties) Act (Cap. 53 B) to enforce any term of the Agreement.

INTERPRETATION

31.	In the Agreement and these Standard Terms and Conditions where the context so admits:-

(a)	words importing the masculine gender only also include the feminine and neuter gender and vice versa, and words importing the singular number only include the plural number and vice versa;

(b)	where there are two or more persons included in the expression “the Hirer’’, all covenants agreements terms and conditions provisions restrictions and obligations hereunder shall be deemed to be made and binding on and applicable to them jointly and each of them severally;

(c)	the expression “the Owner” shall include where the context so permits its successors and assigns; and

(d)	the expression “the Goods” shall include all accessories thereto and all replacements and renewals thereof whether made before or after the date of the Hire Purchase Agreement.

FINANCIAL CRIME

32.	The Owner shall be entitled to take all actions it considers appropriate:

(a)	If the Hirer initiates, engages in or effects any transaction (directly or indirectly) in connection with fraud, money laundering, terrorism financing, bribery, corruption, or tax evasion (“Financial Crime’’); or

(b)	If the Hirer is or becomes. or is or becomes associated with, or any asset is or becomes associated with, an individual and/or entity named in any list (including the Specially Designated Nationals and Blocked Persons List administered by the United States Office of Foreign Assets Control) under any sanctions, freezing, antiterrorism or other related or similar programs enforced and administered by the relevant regulatory authorities or bodies, whether in Singapore or elsewhere (“Sanctions Compliance”).

Arising from any concerns that the Owner has relating to Financial Crime or Sanctions Compliance, the Owner may, at its absolute discretion and without any notice to the Hirer (i) close all accounts and terminate all services the Hirer has with the Owner; (ii) delay, block or refuse the making or clearing of any payment, the processing of instructions or the application for services or the provision of all or part of the services; (iii) terminate and/or recall any or all facilities and demand repayment of all sums outstanding thereunder; and/or (iv) make reports and take such other actions as the Owner may deem appropriate.

PERSONAL DATA PROTECTION

33.1.	The Hirer consents to the collection, processing, use and disclosure of personal data collected by the Owner and its related .. corporations (“UOB Group”) in the course of providing products and services to the Hirer:-

(a)	where the Hirer is a private individual, in the manner and for the purposes set out in the UOB Privacy Notice (Individual); or

(b)	where the Hirer is not a private individual (ie where the Hirer is a company, partnership, limited liability partnership, sole proprietorship business or otherwise), in the manner and for the purposes set out in the UOB Privacy Notice (Corporate);

which is available at www.uob.com.sg and incorporated by reference herein.

33.2	Where the Hirer provides the UOB Group with the personal data of any individual, the Hirer represents and warrants that the Hirer consents on behalf of the individuals to, and have obtained the consent of the individual(s) concerned for the collection, use and disclosure of the individual’s personal data for the said purposes.

33.3	In addition, whenever personal data is provided to the Owner, the Hirer represents and warrants to the Owner that: (i) the Hirer has complied with all applicable personal data protection laws, regulations, guidelines and codes of practice; and (ii) the personal data is accurate and complete.

33.4	Where the Hirer is not a private individual (ie where the Hirer is a company, partnership, limited liability partnership, sole proprietorship business or otherwise), the Hirer further consents to information relating to the Hirer and the Hirer’s related corporations and associates (together the Hirer’s “Corporate Group”), including the Hirer’s Corporate Group’s accounts and facilities and business dealings (including counterparties and customers) and personal data of officers and senior management, authorised persons and other individuals connected to the Hirer’s Corporate Group or to entities who have business dealings with the Hirer’s Corporate Group, being shared among the Owner and UOB Group Members, to the extent permitted by the laws of the respective jurisdictions, for purposes of or related to customer relationship management, risk management, and developing, improving and providing services to the Hirer’s Corporate Group. This is in addition to and not in derogation of the UOB Privacy Notice (Corporate).

Dear Customer,

UOB’s Notice on Sanctions

The United Nations, European Union and the United States (U.S.) apply restrictive measures (sanctions) against certain countries to achieve a change in conduct or to prevent undesirable conduct in these countries. Recently, the Monetary Authority of Singapore and the US amended the sanctions regulations relating to North Korea.

We wish to inform you that in line with the recent amendments on sanctions regulations, UOB has developed a Notice on Sanctions. The Notice is part of the policies, procedures and processes we have in place to manage applicable sanction rules and regulations in the jurisdictions in which we operate. It is as follows:

United Overseas Bank Limited (“UOB”), its branches in and outside Singapore and subsidiaries (“UOB Group entities”) are committed to complying with the sanctions laws and regulations (“sanctions laws”) passed by Singapore, the United Nations Security Council, the European Union and the U.S. Department of the Treasury’s Office of Foreign Assets Control as well as applicable sanctions laws in the jurisdictions in which UOB Group entities operate. Under the sanctions laws, individuals and entities are prohibited from entering financial transactions or provide financial assistance or services in relation to sanctioned individuals, entities or activities and non compliance with relevant regulations may result in criminal liability, fines or to both.

As such, UOB Group entities do not and will not open accounts, continue customer relationships, provide products or services, execute or facilitate transactions (directly or indirectly) or engage in any activity involving sanctioned individuals, entities, countries or territories. Currently, sanctioned countries and regions are the Crimea region, Cuba, Iran, North Korea, Sudan and Syria.

By applying for products and services and by continuing a banking relationship with us, you represent and warrant that at all times, you are not subject to any sanction laws and shall not use UOB Group entities, products or services (regardless of currency) for the benefit of sanctioned individuals, entities, countries or territories. UOB Group entities will not hesitate to take necessary action, including reporting, rejecting and/or blocking transactions, rejecting funds, closing accounts, terminating relationships that appear to violate sanctions laws.

UOB’s Notice on Sanctions is also available at
https://www.uobgroup.com/uobqroup/about/story/approach-to-sanctions-compliance.page

If you have any questions, please contact your relationship manager or call our customer service hotline at

1800 226 6121 (Singapore)/ +65 6226 2121 (overseas). - Individual Customers or

1800 226 6121 (Singapore)/ +65 6226 2121 (overseas).- Corporate Customers

Thank you.

This is a computer generated letter. No signature is required

SINGAPORE CHINA INDlA lNDONESlA MALAYSIA PHILIPPINES THAILAND AUSTRALIA BRUNEI CANADA FRANCE HONG KONG JAPAN MYANMAR SOUTH KOREA TAIWAN UNITED KINGDOM USA VIETNAM

UOB 大华银行

APPLICATION FOR GIRO – LOANS

PLEASE COMPLETE ALL FIELDS * UNLESS OTHERWISE STATED

1. DEDUCT FROM

Name of Bank *

Branch *

GIRO Account Holder's Name *

GIRO Account Number *(Do not include hypens or spaces)* *

2. PAY TO

Name of Billing Organisation

UNITED OVERSEAS BANK LTD

Loan Customer's Name *

Loan Customer's Account Number *(Do not include hypens or spaces)* *

Date

Contact Number

3. AUTHORISED SIGNATURE(S) *

(a) I/We hereby instruct you to process United Overseas Bank Ltd's instructions to debit my/our account.

(b) You are entitled to reject the United Overseas Bank Ltd's debit instruction if my/our account does not have sufficient funds, and charge me/us a fee for this. You may also at your discretion allow the debit even if this results in an overdraft on the account and impose charges accordingly.

(c) This authorisation will remain in force until terminated by your written notice sent to me/our address last known to you or upon receipt of my/our written revocation through United Overseas Bank Ltd.

Giro Account Holder's Signature (s) / Thumbprint(s) / Company Stamp (As in Bank's record)

For thumbprints, please go to the branch with your identification

Loan Customer's Signature (s) / Thumbprint(s) / Company Stamp (As in Bank's record) (**Compulsory for 3rd Party application)

For thumbprints, please go to the branch with your identification

For United Overseas Bank Ltd's use

SWIFT BIC: U O V B S G S G X X X

Billing Organisation's account number: 3 3 0 0 0 3 1 0

Billing organisation's customer reference number

SWIFT BIC

Account number to be debited

For Financial Institution's use

To: United Overseas Bank Ltd
Retail Loan Operations Centre
1 Tampines Central 1 #03-02
UOB Tampines Centre Singapore 529539

This application is REJECTED for the following reason(s):

- ☐ Signature/Thumbprint differs from Financial Institution's records
- ☐ Signature/Thumbprint is incomplete / unclear
- ☐ Account operated by signature / thumbprint
- ☐ Wrong account number
- ☐ Amendments not countersigned by customer
- ☐ Others: ____________

Name of Approving Officer

Date

Authorised Signatory

BR-285.5 (R1.18)

Fe.tupp

United Overseas Bank Limited Co. Reg. No. 193500026Z

Dear Sir/Madam

DISBURSEMENT ADVICE

We would like to inform you that the Bank has disbursed a sum of SGD **********94,500.00 for your vehicle purchase. Your total outstanding loan amount is SGD **********103,430.25 (including accrued interest of SGD ************8,930.25), which is repayable in 59 monthly instalments of SGD ************1,724.00 and a final instalment of SGD ************1,714.25. Your cheque for your first instalment payment has been received by us.

Your remaining monthly instalment payment of SGD ************1, 724.00 is due on the 16th day of every month. This instalment amount will be deducted from your Savings/Current Account No. 3443061884 on the 16th day of every month commencing on 16th August 2021. Please ensure that there are sufficient funds in your Savings/Current Account for the deductions. Please note that we will not be sending you a monthly payment advice henceforth.

If you have any queries, please call our 24-hour customer service hotline at 1800 22 66 121.

Thank you for banking with United Overseas Bank.

This is a computer-generated advice and does not require any signature.

United Overseas Bank Limited Co. Reg. No. 193500026Z

Dear Sir/Madam

Authorisation to debit UOB account for Loan Payment (AFT)

UOB A/C NO. 3443061884

We are pleased to inform you that your authorisation for the loan re-payments of the above loan has been approved.

We will start deducting your loan payment on 16th August 2021. Please ensure that there are sufficient funds in your bank account to meet the full payment.

All deductions will be reflected in the bank passbook or statement of account.

If you require any clarification, please do not hesitate to call our 24-hour customer service hotline at 1800 22 66 121.

Thank you for banking with United Overseas Bank.

This is a computer-generated letter and does not require any signature.

United Overseas Bank Limited Co. Reg. No. 193500026Z